CERTIFICATE OF THE SECRETARY OF CHOU AMERICA MUTUAL FUNDS
CERTIFYING RESOLUTIONS REGARDING
APPROVAL OF FIDELITY BOND

THE UNDERSIGNED, duly appointed Secretary of Chou America Mutual Funds (the "Trust"), a Delaware statutory trust, does hereby certify that the following are full, true and correct copies of certain resolutions unanimously approved by the Board of Trustees of the Trust (the "Board") on June 22, 2017, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

VOTED:  That, the Board, including a majority of the Trustees who are not interested persons of the Trust (the "Independent Trustees") as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act"), hereby approves the fidelity bond (the "Bond"), covering each officer and employee of the Trust against larceny and embezzlement, in the amount of $525,000 for a one-year term ending July 1, 2018; and it was

FURTHER VOTED:  That, the amount and allocation of the proposed premium for the Bond be, and it hereby is, approved and after consideration of all factors deemed relevant by the Board, including those factors specified by applicable regulations; and it was

FURTHER VOTED:  That an officer of the Trust be, and each of them hereby is, authorized to file the fidelity bond with the U.S. Securities and Exchange Commission and give notices required under Paragraph (g)(1) of Rule 17g-1; and it was

FURTHER VOTED:  That the officers of the Trust be, and each of them hereby is, authorized to make any and all payments and do any or all other acts, in the name of the Trust and on its behalf, as they or any of them, may determine to be necessary or appropriate to obtain coverage for the Trust under the Bond and take any actions and to execute any instruments which may be necessary or advisable to carry out the foregoing resolutions and the purpose and intent thereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 10th day of July 2017.

/s/ Gino E. Malaspina
Gino E. Malaspina
Secretary of the Trust